                                                                    EXHIBIT 10.2


                                      NOTE


$4,000,000.00                                                     April 15, 1998


     FOR VALUE RECEIVED, the undersigned, Donald I. Williams (the "Maker"), hereby promises to pay to North American Gaming and Entertainment Corporation (the "Payee") the principal amount of Four Million and no/100 Dollars ($4,000,000.00), together with interest at a rate per annum equal to nine percent (9%). Interest payable under this Note shall be computed on the basis of a 365-day year and actual days elapsed.

     Notwithstanding any provision of this Note to the contrary, in the event OM Operating, LLC ("Operating") loses the right to participate in the revenues generated from any of the existing video poker casinos (the "Existing Casinos") operated by Operating as of the date of this Note (known as The Gold Rush, King's Lucky Lady, Pelican Palace, Lucky Longhorn and The Diamond Jubilee), then the outstanding principal balance of this Note shall be reduced by an amount determined under the following formula. The remaining principal balance will be reduced by the amount found by multiplying the remaining principal balance by the following applicable percentage, depending on which Existing Casino was lost: 38.9% for The Gold Rush; 16.8% for King's Lucky Lady; 18.9% for Pelican Palace; 22.1% for Lucky Longhorn, and 3.3% for The Diamond Jubilee. The remaining principal balance will be reduced automatically by such amount and the payments of principal due hereunder shall be automatically reduced proportionately.

     This Note is a "cash flow" note and is payable only from distributions of "Cash Flow" (as hereinafter defined) to Maker by Operating generated from the Existing Casinos, less the amount necessary to pay any federal and state income tax liability Maker may have for Maker's share of the taxable income of Operating attributable to the Existing Casinos (net of the amount of interest accrued or paid on the Note during the corresponding period for which Maker receives a tax deduction and net of any depreciation expense relating to the Existing Casinos for the corresponding period for which Maker receives a tax deduction), as described in this paragraph. Payments under this Note shall be applied first against accrued interest and then against principal. In the event Cash Flow is distributable to Maker under the terms of the Operating Agreement of Operating, as amended from time to time, Maker hereby authorizes and directs Operating to make payment of such Cash Flow directly to Payee and hereby holds Operating harmless from any claim for making such payment directly to Payee. Further, Maker hereby appoints Payee as its attorney-in-fact, which appointment shall be deemed irrevocable and coupled with an interest, to make demand upon and receive payment from Operating on behalf of Maker in the amount of such Cash Flow distributable to Maker. For purposes of this Note, "Cash Flow" means, for each month, any net cash available to Operating from the operation of the Existing Casinos, or the sale of any Existing Casinos, after payment of (i) the operating and other expenses of Operating with respect to the Existing Casinos, including, without limitation, a proportionate part of the salary of Maker payable by Operating based on the number of Existing Casinos compared to the total video poker casinos operated by Operating at such time, (ii) the fees payable to Payee by Operating under that certain Consulting and

Administrative Agreement between Operating and Payee dated of even date herewith, (iii) rental payments attributable to the Existing Casinos, (iv) any applicable state, local and federal taxes payable by Operating relating to the Existing Casinos, (v) capital or leasehold improvements with respect to the Existing Casinos, and (vi) any payment of debts of Operating entered into for the benefit of one or more of the Existing Casinos. Payee shall deliver to Maker a report within fifteen days after receipt of any Cash Flow from Operating reflecting the amount received and the application thereof by Payee.

     This Note is secured by and entitled to the benefits of that certain Assignment and Security Agreement (herein so called) entered into of even date herewith between Maker and Payee. This note is a limited recourse Note and, notwithstanding any provision herein to the contrary, Payee shall have recourse against Maker only to the extent of the Collateral (as defined in the Assignment and Security Agreement) and shall have no personal recourse against Maker upon foreclosure by Payee on the Collateral, including any recourse for any deficiency Payee may experience upon any sale or other disposition of the Collateral.

     Except as otherwise expressly provided herein, Maker and each surety, endorser, and guarantor of this Note hereby severally waives demand and presentation for payment, notice of non-payment, protest and notice of protest, and the diligence of bringing suit against any party hereto and consents that time of payment may be extended from time to time without notice thereof to him, her or it.

     All amounts payable hereunder by Maker shall be payable to the Payee at the address set forth below or at such other place as Payee or the holder hereof may, from time to time, indicate in writing to Maker, and shall be made by Maker in lawful money of the United States in cash or its equivalent at such place of payment.

     This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Any partial prepayments shall be applied first to any accrued interest due and payable and then to the outstanding principal installments in inverse order of maturity.

     If any payment required to be made hereunder becomes due and payable on a non-business day, the maturity thereof shall extend to the next business day and interest shall be payable at the rate applicable thereto during such extension. The term "business day" shall mean a calendar day excluding Saturdays, Sundays or other days on which banks in the State of Texas are required or authorized to remain closed.

     If this Note is placed in the hands of an attorney for collection, Maker agrees to pay reasonable attorneys' fees and costs and expenses of collection, including but not limited to court costs.

     This Note is given for an actual lending transaction for business purposes and not for personal, residential or agricultural purposes.

     This Note shall be governed by and construed in accordance with the laws of the State of

Texas and applicable laws of the United States.

     In no contingency or event whatsoever shall the amount paid or agreed to be paid by Maker, received by Payee, or requested or demanded to be paid by Maker exceed the maximum amount permitted by applicable law. In the event any such sums paid to Payee by Maker would exceed the maximum amount permitted by applicable law, Payee shall automatically apply such excess to the unpaid principal amount of this Note or, if the amount of such excess exceeds the unpaid principal amount of this Note, such excess automatically shall be applied by Payee to the unpaid principal amount of other indebtedness, if any, owed by Maker to Payee, or if there be no such other indebtedness, such excess shall be paid to Maker. All sums paid or agreed to be paid by Maker, received by Payee, or requested or demanded to be paid by Maker which are or hereafter may be construed to be or in respect of compensation for the use, forbearance, or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all indebtedness of Maker to Payee, to the end that the actual rate of interest hereon shall never exceed the maximum rate of interest permitted from time to time by applicable law.

     EXECUTED as of the date first above written.


Address of Payee:                        MAKER:

13150 Coit Road
Suite 125
Dallas, Texas 75240                      /s/ Donald I. Williams
                                         --------------------------------------
                                         Donald I. Williams